Exhibit 99.1

NEWS RELEASE

.	Contacts for Medtronic:	Contacts for Restore Medical:
	Media:	Media and Investors:
	Chuck Grothaus 763-505-2614	J. Robert Paulson, Jr. 651-634-3104
	Investors:	Chris Geyen, CFO
	Jeff Warren	651-634-3113
763-505-2626
FOR IMMEDIATE RELEASE
MEDTRONIC SIGNS AGREEMENT TO ACQUIRE RESTORE MEDICAL
Medtronic Announces Acquisition of Pillar Palatal Implant System for the Treatment of
Obstructive Sleep Apnea and Snoring
MINNEAPOLIS — April 22, 2008 — Medtronic, Inc. (NYSE: MDT) and Restore Medical, Inc. (NASDAQ: REST) today announced that the companies have signed a definitive agreement under which Medtronic will pay $1.60 per share in cash for each share of Restore Medical stock. The total value of the transaction, including payment of Restore Medical debt will be approximately $29 million. The transaction, which is anticipated to close within 90 days, is expected to be accretive to Medtronic earnings in the first full fiscal year after closing.
Restore Medical’s Pillar Palatal Implant System (Pillar System) is an innovative, minimally invasive, implantable medical device used to treat the soft palate component of sleep breathing disorders, including mild to moderate obstructive sleep apnea (OSA) and snoring. Cleared by the U.S. Food & Drug Administration, the Pillar System complements Medtronic’s existing family of market-leading ENT products used to treat a variety of other upper airway obstructions, including the sinuses and tonsils/adenoids. The addition of the Pillar System allows Medtronic to provide its physician customers with another minimally invasive, low morbidity option to treat patients suffering from OSA and snoring.
“This acquisition will help deliver new growth for our ENT business by providing Medtronic with a proven office-based procedure in a very fast growing segment of the sleep market,” said

Bob Blankemeyer, president of the ENT business at Medtronic. “Medtronic can quickly leverage its distribution and marketing strengths to improve patient and surgeon access to this minimally invasive therapy.”
“The opportunity to reach more patients and physicians with a proven therapy designed to treat snoring and OSA through Medtronic’s growing ENT business is exciting for Restore Medical,” said Bob Paulson, president and chief executive officer of Restore Medical. “Minimally invasive, office-based procedures to treat snoring and sleep apnea is a large and underserved market. The combination of our implant technology with Medtronic’s ENT business will enhance access to the Pillar System.”
The transaction is subject to customary closing conditions, including approval by Restore Medical shareholders.
ABOUT MEDTRONIC
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
ABOUT RESTORE MEDICAL
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be cleared by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.
For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, which involve a number of risks and uncertainties. Medtronic and Restore Medical caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medtronic and Restore Medical, including future financial and operating results, post-acquisition plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Restore Medical’s shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Medtronic’s and Restore Medical’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Medtronic and Restore Medical disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
Restore Medical will file with the SEC and mail to its shareholders a proxy statement that will contain important information about Restore Medical, the proposed merger and related matters. Shareholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that shareholders should consider before making a decision about the merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Restore Medical with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained for free by accessing Restore Medical’s website at www.restoremedical.com by clicking on the “About Restore Medical” link and then clicking on the “Investor Relations” link and then clicking on the “SEC Filings” heading, by writing to Restore Medical at 2800 Patton Road, St. Paul, MN 55113, Attention: Chris Geyen, or by emailing cgeyen@restoremedical.com.
Medtronic, Restore Medical and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Restore Medical’s shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Restore Medical’s shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 20, 2007. You can find information about Restore Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 16, 2007. You can obtain free copies of these documents from Medtronic and Restore Medical using the contact information above.
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